UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 14, 2009

Date of Report (Date of earliest event reported)

Northstar Neuroscience, Inc.

(Exact name of registrant as specified in its charter)

Washington	001-34078	91-1976637
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2401 Fourth Avenue, Suite 300

Seattle, WA 98121

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (206) 300-0204

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On May 14, 2009, Northstar Neuroscience, Inc. (the “Company”) held a special meeting of shareholders, at which the shareholders of the Company approved the voluntary dissolution and liquidation of the Company pursuant to a Plan of Complete Liquidation and Dissolution (the “Plan”). Pursuant to the Plan, the Company intends to file articles of dissolution (the “Articles”) with the Secretary of State of the State of Washington as soon as reasonably practicable after resolution of the audit of the Company’s State of Washington tax obligations and receipt of the required revenue clearance certificate from the Department of Revenue of the State of Washington. The Company will be dissolved upon the effective date of the Articles (the “Effective Date”), which may be the date on which the Articles are filed or a later date specified in the Articles. The Company intends to make a public announcement in advance of the anticipated Effective Date and to delist its Common Stock from the Nasdaq Global Market as of the Effective Date.

Pursuant to the Plan, the Company is also authorized to dispose of its remaining non-cash assets, on such terms and at such prices as the Company’s board of directors, without further shareholder approval, may determine to be in the best interests of the Company and its shareholders, to pay or make reasonable provision to pay all claims against and obligations of the Company, to make such provisions as will be reasonably likely to be sufficient to provide compensation for any claim against the Company which is the subject of a pending action, suit or proceeding to which the Company is a party, to distribute on a pro rata basis to the shareholders of the Company the remaining assets of the Company, and, subject to statutory limitations, to take all other actions necessary to wind up and liquidate the Company’s business and affairs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHSTAR NEUROSCIENCE, INC.

Dated: May 14, 2009	By:	/s/ Brian B. Dow
Brian B. Dow
Vice President of Finance, Chief Financial Officer and Secretary

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